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                                                                     EXHIBIT 4.6

[LETTERHEAD OF AJM PETROLEUM CONSULTANTS]

                              CONSENT OF ENGINEERS

To: APF Energy Trust
    The Board of Directors of APF Energy Inc.

Dear Sirs:

We refer to the Registration Statement on Form F-8 of APF Energy Trust dated August 18, 2003 (the "Registration Statement"). We hereby consent to the use of our name and references to excerpts from our evaluation report (the "Report") of certain oil and gas properties of Nycan Energy Corp. dated November 14, 2002 and effective October 1, 2002, the Report being incorporated by reference in the Registration Statement.

Dated: August 18, 2003                  Yours truly,
Calgary, Alberta

                                        AJM Petroleum Consultants

                                        Per: /s/ Robin G. Bertram
                                             ------------------------
                                             Robin G. Bertram, P.Eng.